Exhibit 10.27

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (the “Agreement”) is made and entered into as of the         28th        day of             October             , 2011, by and among Daniel McKew (“McKew”), a resident of Baltimore, Maryland (hereinafter referred to in this Agreement as “Employee”) and 1st Mariner Bank, a depository financial institution chartered under the laws of Maryland, with its principal office in Baltimore, Maryland (hereinaftere referred to as “Employer”).

WHEREAS, Employee and Employer entered into the Agreement on October 5, 2010, with an effective date of the same date;

WHEREAS, the Agreement may be amended by the agreement of all parties;

WHEREAS, Employee desires to terminate employment with Employer and to be relieved of his obligations under Sections 1 Scope of Employmment and, Section 10, Non-Competition and Non-Solicitation of the Agreement ;

WHEREAS, the Employer desires that Employee remain employed with Employer through November 4, 2011: and

WHEREAS, Employee is employed at Employer as President, in an executive managerial role with knowledge of the strategic goals, operations and customers of Employer;

NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

Employer agrees not to seek to enforce Section 1 and Section 10(a) of the Executive Employment Agreement, which would have required Employee to perform the duties incident to the position of President, from seeking or accepting employment with another employer, from accepting employment with any business or assist any business that is in competition with Employer, to solicit business of the type performed by Employer, to solicit the customers, former customers and prospective customers of Employer and solict employees of Employer.

The parties agree to amend Section 2 Term of the Agreement to provide that the term of the Employee’s employment shall terminate on November 4, 2011, unless terminated earlier by Employer for any reason.

Employee agrees to remain as an Employee in his current positon, to faithfully and diligently perform the duties assigned to him by Employer, to loyally devote his time and efforts to the business of Employer through November 4, 2011.

The parties acknowledge and agree that this Amendment shall constitute the election of Employee to terminate the Agreement in accordance with Section 4(d)(i) and Section 5(a) of the Agreement. In accordance with Section 5(a), Employee agrees not to seek any compensation, wages, bonus, severance or other remuneration of value from Employer for services performed after November 4, 2011, including but not limited to, the enforcement of the terms and covenants of Section 3 Compensation, Section 5 Compensation upon Termination and Section 6 c. Compensation.

Non-Disparagement

The Parties agree that they will not disparage each other by making false or defamatory statements about each other or any negative statements, disclosures or publications that portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of the other Party.

Employee agrees to abide by all other terms, conditions and covenants contained in the Agreement as amended by the First Amendment to Executive Employment Agreement.

In consideration of the promisies set forth in the First Amendment to Executive Employment Agreement to or for the benefit of Employee, Employee, on behalf of himself, his heirs, executors, personal representatives, adminstrators, assigns, attorneys and representatives, hereby irrevocably and unconditionally releases, waives and forever discharges Employer, all of its past, present and future parent, subsidiary and affilated entities, and all owners, shareholders, officers, directors, employees, representatives, agents and attorneys of any of the foregoing, and of all of its successors and assigns (hereinafter collectively and/or individually the ”Releasees”), from any and all claims, agreements, rights, causes of action, suits, demands or liabilities of any nature whatsoever (collectively referred to as “claims”) arising, occurring or existing at law or in equity at any time prior to the effective date of this First Amendment to Executive Employment Agreement (“Effective Date”), whether or not known or claimed as of the Effective Date. Employee understands and acknowledges that this General Release is intended to and does waive and release any and all claims arising from or relating to employment with and or the termination of his employment with Employer and/or the Releasees, any and all claims for breach of its or their policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims for wrongful discharge, defamation, invasion of privacy, fraud, negligent misrepresentation, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorney’s fees, costs, disbursements or expenses of any kind whatsoever, including any and all claims for failure to pay in whole or in part any compensation or benfits, including vacation pay and severance pay prior to the Effective Date; any and all claims arising under federal, state or local constitutions, laws, rules or regulations or court decision common law, including that which relates to prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including but not limited to any and all claims arising under the Federal Age Discrimination in Employment Act (“ADEA”), as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, the Older Workers Benefit Protection Act of 1990, 42 USC Sections 1981, 1983 and 1985, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Health Insurance Portability and Accountability Act of 1996, the False Claims Act, Article 49B of the Annotated Code of Maryland, the Baltimore City Code,and/or any other federal, state or local human rights, civil rights, employment discrimination or employment related statute, or regulation; any and all other claims of any kind whatsoever that Employee has or may have against Employer and/or any or all of the other Releasees as of the Effective Date.

The General Release does not apply to any rights or claims under the ADEA that may arise after the Effective Date.

Age Discrimination in Employment Act; Consideration Period.

The Release set forth above in Paragraph 4.A. includes claims under the Age Discrimination in Employment Act of 1967. It is understood that Employee has been advised to consult, and in fact has consulted, with an attorney of his own choosing to review this Agreement and this Release, as it pertains to waiving any claims of age discrimination, before signing this Agreement. Employee is provided twenty-one (21) days from the date his attorney receives this Agreement on his behalf within which to have the Agreement and this Release reviewed by Employee and their attorney, and then to execute the Agreement. Employee, upon executing the Agreement, has seven (7) days from that date to revoke acceptance of this Agreement. If Employee does not revoke their acceptance within said seven (7) days, this Agreement will become effective. If Employee revokes this Agreement, all of FMB’s obligations under this Amendment shall become null and void. Employee acknowledges that the waiver of claims contained in this Amendment is completely voluntary and not the result of any duress or coercion.

IN WITNESS THEREOF, The parties this    28th     day of       October      , 2011, have executed

this Amendment to Executive Employment Agreement as of the day and year first above written.

Signed:

EMPLOYEE

\S\ Daniel McKew	10/28/11
Daniel McKew	Date

1ST MARINER BANK

By: \S\ Mark Keidel	10/28/11
Mark Keidel	Date

President
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